UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 8, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release on January 8, 2008 as follows:

NEWS RELEASE

Cleveland-Cliffs Board of Directors Raises Cash Dividend on Common Stock by 40%

Cleveland, OH—Jan. 8, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has approved a 40 percent increase in the Company’s regular quarterly cash dividend to $0.175 per common share from $0.125 per common share. The new rate, effective with the quarterly dividend the Board has declared, will be payable on March 3, 2008 to shareholders of record as of the close of business on Feb. 15, 2008. The dividend increase brings the annualized dividend on the Company’s common stock to $0.70 per common share.

Chairman, President and Chief Executive Officer Joseph A. Carrabba commented: "Today’s announcement marks the third common stock dividend increase since 2005, and demonstrates our Board’s commitment to creating value for shareholders, as well as continuing confidence in our ongoing business outlook."

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com
SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

January 9, 2008	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary